CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual Report on Form 10-K of our report dated March 31, 2025, of SecureTech Innovations, Inc. relating to the audit of the consolidated financial statements as of December 31, 2024 and 2023, and for the periods then ended, including an explanatory paragraph regarding the Company’s ability to continue as a going concern, and the reference to our firm under the caption “Experts” in the Annual Report.

/s/ M&K CPAS, PLLC

The Woodlands, TX

August 5, 2026